Exhibit 10.28
[FORM OF]
ECHOSTAR HOLDING CORPORATION
SATELLITE TRANSPONDER SERVICE AGREEMENT
          THIS SATELLITE TRANSPONDER SERVICE AGREEMENT (the “Agreement”) by and between EchoStar Holding Corporation (“EHC”), a Nevada corporation with a place of business at 90 Inverness Circle East, Englewood, Colorado 80112 and EchoStar Satellite L.L.C. (“Customer”), a Colorado limited liability company with a place of business at 9601 South Meridian Blvd., Englewood, Colorado 80112 is made effective as of the [___] day of December, 2007. Defined terms used in this Agreement shall have the meanings specified below.
ARTICLE I.
Service Provided
          1.1. Scope. During the Service Term, EHC will provide to Customer Non-Preemptible Service on [___] Ku-Band Transponder(s) (or the equivalent thereof) on the [___] Satellite presently located at the [___]° W.L. orbital position (“Service”). Service will be provided subject to and in accordance with the terms and conditions set forth in this Agreement, including, but not limited to, Attachment A (Transponder Performance Specifications) and Attachment B (EHC Satellite Users’ Guide), which are hereby incorporated by reference in their entirety.
          The Satellite is authorized to be and is located at the [___]°W.L. orbital position. The Satellite may, however, be located at any other orbital position hereafter authorized by the Federal Communications Commission (the “FCC”). Technical performance criteria for the Satellite are described in the Transponder Performance Specifications set forth in Attachment A. The Service shall initially be provided using Transponders Nos. [___] on the Satellite.
          1.2. Term. The term for Service provided under this Agreement (the “Service Term”) shall commence on January 1, 2008 (the “Commencement Date”) and, except as otherwise provided herein, shall continue, unless terminated earlier in accordance with the terms and conditions of this Agreement, until the earliest of: (i) the End-of-Life or Replacement Date of the Satellite unless EHC elects to provide Service on the Replacement Satellite in accordance with Section 3.3; (ii) the date the Satellite becomes a Satellite Failure; (iii) the date the Transponder on which Service is being provided hereunder becomes a Transponder Failure; or (4) 2 years from the Commencement Date (the “Projected Termination Date”).
          1.3. Service Priorities. In the event that Customer’s Transponder becomes a Transponder Failure, Customer acknowledges and agrees that neither Customer’s Service nor any Transponder on which such Service is provided shall be restored by preempting any other service or by using a Replacement Transponder and/or a vacant transponder (or any portion thereof), and Customer’s Service and/or the Transponder on which such Service is provided shall not be restored.

          1.4. Notices. All notices regarding technical or operational matters requiring immediate attention will be given by telephone to the telephone numbers set forth below and shall be followed by written notification. All other notices or requests that are required or permitted to be given hereunder shall be in writing and shall be sent by facsimile transmission, or by first class certified mail, postage prepaid, or by overnight courier service, charges prepaid, to the party to be notified, addressed to such party at the address set forth below, or sent by facsimile to the fax number set forth below, or such other address(es) or fax number(s) as such party may have substituted by written notice to the other party. The sending of such notice with confirmation of receipt thereof (in the case of facsimile transmission) or receipt of such notice (in the case of delivery by mail or by overnight courier service) shall constitute the giving thereof.

If to be given to Customer:	If to be given to EHC:

Attn: [ ]	Attn: [ ]
EchoStar Satellite L.L.C.	EchoStar Holding Corporation

If by overnight courier:	If by overnight courier:
9601 South Meridian Blvd.	90 Inverness Circle East
Englewood, Colorado 80112	Englewood, Colorado 80112

If by U.S. mail:	If by U.S. mail:
P.O. Box 6655	[__________]
Englewood, Colorado 80155	Englewood, Colorado 80155
Fax #: [___]	Fax #: [___]

cc: EchoStar Satellite L.L.C.	cc EchoStar Holding Corporation
Attention: Office of the General Counsel	Attention: Office of the General Counsel
Same address as above	Same address as above
Fax #: [___]	Fax #: [___]

EHC’s 24 Hour Emergency Telephone # for Technical/Operational Issues:
Tel #: [___]
Customer’s 24 Hour Emergency Telephone # for Technical/Operational Issues:
Tel #: [___]
ARTICLE II.
Payment
          2.1. Monthly Recurring Service Charge. During the Service Term, Customer will pay to EHC for Service a monthly recurring service charge based upon the fair market value of the Service taking into consideration, among other things, the spot market prices for similar satellite capacity, the orbital location of the Satellite and the frequency on which the Satellite is providing the Services (the "MRC"). In the event the parties are unable to agree upon the MRC, the dispute resolution procedures set forth in Article VIII of the Separation Agreement by and between EchoStar Communications Corporation and EchoStar Holding Corporation dated [___] (the “Dispute Resolution Procedures”) will be used to determine the MRC and such fair market value as so determined shall be deemed to be the MRC for the applicable Services.
          2.2. Billing and Payment. Unless mutually agreed upon otherwise, invoices will be issued monthly thirty (30) days in advance of the quarter in which Service is to be provided and are payable on the first day of such quarter by wire transfer as per the remittance instructions on the respective monthly invoice. On payments not received by the due date (“Delinquent Payments”), EHC will assess, until such time as payment in full is made, a late payment charge of the lesser of the Delinquent Payment multiplied by: (i) one and one-half percent (1.5%) per month compounded monthly; or (ii) the maximum rate permitted by applicable law. A failure or delay by EHC to send an invoice will not relieve Customer either of its obligation to pay for Service on a timely basis or of its obligation to pay late payment charges in the event of late payment. In addition to any other rights EHC may have under this Agreement, at law, in equity or otherwise (all of which are hereby expressly reserved), EHC may suspend provision of Service on seventy-two (72) hours’ notice for Customer’s failure to pay any sums due to EHC and/or any of its Affiliates.
          2.3. Taxes and Other Charges. All charges under this Agreement (including but not limited to the MRC) are exclusive of taxes, duties and other fees or charges levied by governmental authority (including but not limited to Universal Service Fees, if applicable) on the Service or the facilities used to provide the Service. Customer will pay directly or reimburse EHC for all such taxes, duties and other fees or charges, including but not limited to Universal Service Fees, if applicable. The provisions of this Article II shall survive expiration or termination of this Agreement (for any reason or no reason whatsoever) indefinitely.
ARTICLE III.
Service Parameters
          3.1. Credits. Credits for Interruptions in Service of five (5) minutes or more (“Interruption Credit”) shall be granted to Customer as follows:
     Interruption Credit = (Number of minutes in Interruption/43,200) multiplied by the MRC
The length of an Interruption will be measured from the time EHC is notified by Customer of the Interruption until Service is restored.
          3.2. Exceptions. Notwithstanding any contrary provision herein, EHC shall not be responsible for and shall not be in default or breach of this Agreement as a result of, nor shall it be held liable for any Interruption Credits or other damages, claims, losses, or costs and expenses on account of, any interruption of the Service, if such interruption or failure occurs due to any of the following: (i) de minimus degradation or Interruptions of the Service due to reasonable protection switching in conformance with industry standards; (ii) Interruption or degradation due to atmospheric attenuation of the signal; (iii) any failure on the part of Customer to perform its obligations as required under this Agreement; (iv) the failure of transmission lines, fiber, any Customer provided equipment, connections, or other facilities provided by Customer or any third party, excluding any EHC Affiliates; (v) the failure or nonperformance of any earth station not operated by EHC; (vi) EHC’s compliance with an action by any court, agency, legislature or other governmental authority that makes it unlawful for EHC to provide the Services or any part thereof in accordance with this Agreement (vii) interference from a third party transmission or usage other than by EHC or its Affiliates; (viii) testing of the Service as mutually agreed to in advance; (ix) sun transit outage, rain fade, weather or Force Majeure Events; (x) any act or failure to act by Customer; (xi) any outage caused by any reconfigurations performed or directed by Customer, however unlikely; or (xii) scheduled maintenance. Any Interruption Credit shall be reflected on the first invoice issued by EHC following an Interruption. The aforementioned credit will be Customer’s sole and exclusive remedy for unavailability of Service and/or failure of Service to meet the Transponder Performance Specifications set forth in Attachment A.
          3.3. Transponder Assignment/Reassignment. Customer agrees that the Services will be used solely for the transmission of digital signals. The Transponder assignments may be changed from time to time in the manner customarily used by the parties to change Transponder assignments in the past.
ARTICLE IV.
Service Responsibilities
          4.1. Laws and Regulations Governing Service. Location and operation of the Satellite, EHC’s satellite system and EHC’s ability to perform are subject to all applicable laws and regulations, including without limitation, the Communications Act of 1934, as amended, and the rules and regulations of the FCC.
          4.2. Use Conditions. Customer’s use of the Service and use of the Service by any other person or entity (“Customer’s Designees”) shall be: (i) in compliance with all applicable laws and the Transponder Authority; and (ii) only within the United States of America or such other jurisdiction(s) as permitted by applicable law. Customer will not use, and will cause Customer’s Designees not to use the Service: (a) for any unlawful purpose, including violation of laws governing the content of material transmitted using the Service; and/or (b) without first obtaining any and all necessary Transponder Authority. Customer is permitted to allow Customer’s Designees to access use of the Service for the purpose of transmitting digital signals to the extent that such use is not prohibited by rule, regulation or law and subject to the terms and conditions of this Agreement. Customer shall provide EHC with at least five (5) business days’ prior written notice of any use of Service by Customer’s Designees and of the identity of any such Customer’s Designee. Should Customer permit use of such Service by any Customer’s Designee, Customer shall be a guarantor of compliance by each such Customer’s Designee with all of the terms, conditions, representations and warranties of this Agreement and any breach or default of any of the terms, conditions, representations and/or warranties of this Agreement by any such Customer’s Designee shall be deemed to be a breach or default of this Agreement by Customer and any acts or omissions of Customer’s Designees related to the use of the Service shall be deemed to be acts or omissions of Customer for purposes of this Agreement. If Customer’s or Customer’s Designees’ use of Service or non-compliance with the terms and conditions of this Agreement (including but not limited to this Section 4.2.): (i) causes, or would reasonably be expected to cause, interference to or threatens the availability or operation of any services or facilities provided by EHC; or (ii) would reasonably be expected to result in: (a) a breach or violation of any other agreement between Customer or any of its Affiliates one the one hand and any member of the EHC Group on the other hand; (b) a claim against the EHC Group; or (c) the institution of criminal proceedings or administrative proceedings that would reasonably be expected to result in sanctions or other non-monetary remedies against EHC and/or any of its Affiliates, then, in addition to any other remedies that may be available to EHC hereunder, EHC shall be entitled to suspend and/or restrict such non-compliant use of the Service.
ARTICLE V.
Operational Matters
          5.1. Service Access. Customer is responsible for providing, operating and maintaining the equipment necessary to access the Satellite and Service. Customer at its expense shall provide EHC with any descrambling or decoding devices that may be required for signal monitoring. At a mutually agreed time, and prior to Customer transmitting from its earth station(s), Customer will demonstrate to EHC’s designated Technical Operations Center that its earth station(s) comply with the satellite access specifications contained in the EHC Satellite Users’ Guide.
          5.2. Action to Protect Satellite. EHC shall have sole and exclusive control of operation of the Satellite. If circumstances occur which in EHC’s reasonable judgment pose a threat to the stable operation of the Satellite, EHC shall have the right to take any and all actions it reasonably believes are or may be necessary or advisable to protect the Satellite, including discontinuance or suspension of operation of the Satellite, the Transponder(s) or any other transponder, without any liability to Customer, except that Customer may receive an Interruption Credit computed as provided in Article III of this Agreement. EHC shall give Customer as much notice as practical under the circumstances of any such discontinuance or suspension. If it becomes necessary to discontinue or suspend service on one or more transponders on the Satellite, and operational circumstances allow EHC to select the transponder or transponders to be discontinued or suspended, EHC will make such selection in Reverse Contract Order.
ARTICLE VI.
Indemnification
          Customer shall indemnify, defend and hold EHC and its Affiliates, and its and their respective officers, directors, employees, agents and shareholders, and its and their respective assigns, heirs, successors and legal representatives (collectively the “EHC Group”) harmless from and against, any and all costs, losses, liabilities, damages, lawsuits, judgments, claims, actions, penalties, fines and expenses (including, without limitation, interest, penalties, reasonable attorney fees and all monies paid in the investigation, defense or settlement of any or all of the foregoing), that arise directly or indirectly out of, or are incurred in connection with: (i) Customer’s performance or failure of performance under this Agreement; (ii) the failure of Customer to comply with, or any violation of, any applicable laws; (iii) any claim of pirating, infringement or imitation of the logos, trademarks or service marks of programming providers; (iv) the acts or omissions of Customer or Customer’s Designees arising out of, resulting from or in connection with the Service or any use of the Service; and (v) third party claims (including those of Customer’s Designees) arising out of, resulting from or in connection with any failure to provide Service or any use of Service provided hereunder. In the event of any claim for indemnification by the EHC Group under this Article VI, the EHC Group shall be entitled to representation by counsel of its own choosing, at Customer’s sole cost and expense. The EHC Group shall have the right to the exclusive conduct of all negotiations, litigation, settlements and other proceedings arising from any such claim and Customer shall, at its own cost and expense, render all assistance reasonably requested by EHC in connection with any such negotiation, litigation, settlement or other proceeding. The provisions of this Article VI shall survive expiration or termination of this Agreement (for any reason or no reason whatsoever) indefinitely.
ARTICLE VII.
Warranty Disclaimer; Limitation of Liability
          7.1. Warranty Disclaimer. NO WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, APPLY TO SERVICE PROVIDED HEREUNDER OR THE EQUIPMENT AND FACILITIES USED TO PROVIDE SERVICE. THE CONVEYING BY EHC OF PROPRIETARY INFORMATION OR OTHER INFORMATION TO CUSTOMER SHALL IN NO WAY ALTER THIS DISCLAIMER.
          7.2. Limitation of Liability. As a material condition of entering into this Agreement at the price specified herein, and in regard to any and all causes arising out of or relating to this Agreement, including but not limited to claims of negligence, breach of contract or warranty, failure of a remedy to accomplish its essential purpose or otherwise, Customer agrees that EHC’s and EHC’s Affiliates’ entire liability shall not exceed in the aggregate, the MRC paid by Customer to EHC for Service in the month preceding the event that is the cause of liability, plus any credits or refunds that are due with respect to such event pursuant to Article III or Section 9.3, respectively. Customer agrees that in no event shall EHC or any of its Affiliates or the manufacturer or launch service provider of the Satellite be liable for (i) any indirect, incidental, consequential, punitive, special or other similar damages (whether in contract, tort (including negligence), strict liability or under any other theory of liability), including but not limited to loss of actual or anticipated revenues or profits, loss of business, customers or goodwill, or damages and expenses arising out of third party claims or (ii) any damages of whatever kind, in the event the Satellite is positioned at an orbital location other than as specified in Section 1.1. The foregoing exclusions shall apply even if such party(s) has been advised of the possibility of such damages. The provisions of this Article VII shall survive expiration or termination of this Agreement (for any reason or no reason whatsoever) indefinitely.

ARTICLE VIII.
Confidentiality and Nondisclosure
          8.1. Certain Information Regarding Service. Customer hereby agrees not to disclose to third parties (without the prior written consent of EHC, which consent may be withheld in the sole and absolute discretion of EHC for any reason or no reason) the terms and conditions of this Agreement (including but not limited to the prices, payment terms, schedules, protection arrangements, and restoration provisions of this Agreement) and all information provided to Customer related to the design and performance characteristics of the Satellite, and any subsystems or components thereof, including but not limited to the Transponder.
          8.2. Proprietary Information. To the extent that either party discloses to the other any other information which it considers proprietary, said party shall identify such information as proprietary when disclosing it to the other party by marking it clearly and conspicuously as proprietary information. Any proprietary disclosure to either party, if made orally, shall be identified as proprietary information at the time of disclosure. Any such information disclosed under this Agreement shall be used by the recipient thereof only in its performance under this Agreement. Neither party shall be liable for the inadvertent or accidental disclosure of such information marked as proprietary, if such disclosure occurs despite the exercising of the same degree of care as the receiving party normally takes to preserve and safeguard its own proprietary information (but not less than reasonable care) or if such information: (i) is or becomes lawfully available to the public from a source other than the receiving party before or during the period of this Agreement; (ii) is released in writing by the disclosing party without restrictions; (iii) is lawfully obtained by the receiving party from a third party or parties without obligation of confidentiality; (iv) is lawfully known by the receiving party prior to such disclosure; or (v) is at any time lawfully developed by the receiving party completely independently of any such disclosure or disclosures from the disclosing party. In addition, neither party shall be liable for the disclosure of any proprietary information which it receives under this Agreement pursuant to judicial action or decree, or pursuant to any requirement of any government or any agency or department thereof, having jurisdiction over such party, provided that in the reasonable opinion of counsel for such party such disclosure is required, and provided further that such party to the extent reasonably practical shall have given the other party notice prior to such disclosure. The provisions of this Article shall survive expiration or termination of this Agreement (for any reason or no reason whatsoever) indefinitely.
ARTICLE IX.
Termination
          9.1. Termination for Convenience. Customer may terminate this Agreement for any reason or no reason without penalty or any further obligation by providing at least sixty (60) days prior written notice of termination to EHC.
          9.2. Termination for Cause. In addition to any rights of termination provided in other Articles of this Agreement, either party may terminate this Agreement by giving the other party written notice thereof in the event: (i) the other party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice thereof (except that if Customer fails to pay amounts due hereunder, such cure period shall be reduced to five (5) business days), provided, however, except for failure of Customer to pay amounts due under this Agreement and except for breaches by Customer that could be expected to result in harm to the Satellite and/or the Transponder, that if the event for which the notice is given is of a nature that may not reasonably be cured within said thirty (30) day period, the non-breaching party shall not have the right to terminate this Agreement under this Article for so long as the other party commences good faith efforts to cure such breach within said thirty (30) day period and diligently pursues such efforts to conclusion; or (ii) the other party is unable to perform its obligations as a result of its becoming insolvent or the subject of insolvency proceedings, including without limitation if the other party is judicially declared insolvent or bankrupt, or if any assignment is made of the other party’s property for the benefit of its creditors, or if a receiver, conservator, trustee in bankruptcy or other similar officer is appointed by a court of competent jurisdiction to take charge of all or any substantial part of the other party’s property, or if a petition is filed by or against the other party under any provision of the Bankruptcy Act now or hereafter enacted, and such proceeding is not dismissed within sixty (60) days after filing; or (iii) Interruption(s) with respect to more than fifty percent (50%) of the transponders leased hereunder continue for thirty (30) consecutive days and the sole cause of the Interruption is a Force Majeure Event. Notwithstanding anything to the contrary contained in this Agreement, Customer acknowledges and agrees that this Agreement may be terminated by EHC upon the expiration or earlier termination of any agreement(s) between Customer and/or any of its Affiliates, on the one hand, and EHC and/or any of its Affiliates, on the other hand.
          9.3. Refunds. In the event of the expiration of this Agreement pursuant to Section 1.2 EHC shall be entitled to retain all amounts paid by Customer to EHC under this Agreement, except that EHC shall refund any portion of amounts paid by Customer to EHC which relate to Service not provided by EHC plus any credits that may be due to Customer pursuant to Article III.
          9.4. Termination Liability. In the event of termination of this Agreement, EHC shall be entitled to retain all amounts paid by Customer to EHC under this Agreement, and any credits that may otherwise be due to Customer pursuant to Article III shall be forfeited. In addition, EHC may, in its sole and absolute discretion for any reason or no reason, elect to: (i) pursue any and all rights and remedies it may have at law, in equity or otherwise (all of which are hereby expressly reserved); or (ii) immediately recover from Customer as liquidated damages and not as a penalty an amount equal to the net present value (as of the date of such termination) of the remaining unpaid MRC, computed as if this Agreement remained in effect until the Projected Termination Date, utilizing a discount rate of 5% per annum, plus late payment charges pursuant to Section 2.2 on such amount from the date of termination until payment in full (the “Termination Value”). If EHC elects (ii) above and recovers such amount, EHC agrees to use reasonable efforts to obtain a qualified replacement customer(s), but shall not be required to obtain a customer(s) for service on the surrendered Transponder(s) before obtaining a customer(s) for any other unused transponder, to obtain any particular customer(s) or to set any particular minimum price in connection with such service. In the event EHC does obtain a qualified replacement customer(s), EHC thereafter shall pay to Customer eighty-five percent (85%) of the gross proceeds received by EHC either (x) from the provision of service to such replacement customer(s) using the Transponder(s) prior to the Projected Termination Date, or (y)

from the sale of the Transponder(s) to such replacement customer(s) and attributable to the period prior to the Projected Termination Date; provided that in no event shall such payment exceed the Termination Value paid by Customer.
          9.5. Inability to Regain Transponder. If upon expiration or termination of this Agreement for any reason or no reason by either party, EHC is unable to regain the use of all, or any part of, the Transponder(s) free and clear of any claims (including, but not limited to, claims of a debtor in bankruptcy) or liens arising as a result of the use of the Transponder(s) by Customer or Customer’s Designees, then in addition to all other remedies available to EHC pursuant to this Agreement, at law, in equity, or otherwise (all of which are hereby expressly reserved), Customer shall be obligated, without regard to any such termination or expiration, to continue to pay EHC the payments provided for in Article II.
ARTICLE X.
General Provisions
          10.1. Force Majeure. Neither party will be liable to the other by reason of any failure in performance of this Agreement if the failure arises out of acts of God or of the public enemy, acts of the other party, acts of any local, county, state, federal or other government in its sovereign or contractual capacity, fires, floods, adverse weather conditions (including but not limited to solar flares or sun outages with respect to satellite transmission interference), epidemics, quarantines, restrictions, sabotage, acts of terrorism, acts of third parties, strikes or other labor disturbances, freight embargoes, whole or partial satellite malfunctions, uplink failure, or any other event which is beyond the reasonable control of that party (each, a “Force Majeure Event”). In no event shall Customer’s failure to make payment when due be excused by a Force Majeure Event.
          10.2. No Implied License. The provision of services or the conveying of any information under this Agreement shall not convey any license by implication, estoppel or otherwise, under any patents or other intellectual property rights of Customer or EHC, and/or their Affiliates, contractors and/or vendors.
          10.3. No Third Party Rights; No Fiduciary Relationship. Nothing contained in this Agreement shall be deemed or construed by the parties or by any third party to create any rights, obligations or interests in third parties, or to create the relationship of principal and agent, partnership or joint venture or any other fiduciary relationship or association between the parties.
          10.4. No Waiver; Remedies Cumulative. No waiver, alteration, or modification of any of the terms of this Agreement will be binding unless in writing and signed by both parties. All remedies and rights hereunder and those available under contract, in law, in equity and otherwise shall be cumulative, and the exercise by a party of any such right or remedy shall not preclude the exercise of any other right or remedy available under this Agreement in law, in equity, under contract or otherwise (all of which are hereby expressly reserved). The failure of any party to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or similar nature.

          10.5. Costs and Attorneys’ Fees. In addition to all other amounts payable under this Agreement, EHC shall be entitled to recover from Customer: (i) costs of collection of any amounts, including reasonable attorneys’ fees and disbursements; and (ii) costs, including reasonable attorneys’ fees and disbursements, incurred in seeking to prevent use of Service contrary to the terms of this Agreement. The provisions of this Article shall survive expiration or termination of this Agreement (for any reason or no reason whatsoever) indefinitely.
          10.6. Governing Law and Jurisdiction. Except as otherwise agreed to by the parties, the relationship between the parties and their present and future Affiliates, including without limitation all disputes, controversies or claims, whether arising in contract, tort, under statute or otherwise, shall be governed by and construed in accordance with the laws of the State of Colorado, applicable to contracts to be made and performed entirely within the State of Colorado by residents of the State of Colorado, without giving any effect to its conflict of law provisions. The parties and their present and future Affiliates consent to and submit to the in personam jurisdiction of the United States District Court for the District of Colorado and the appropriate State Court located in Arapahoe County, State of Colorado for the purposes set forth in this Article and waive, fully and completely, any objection to venue and right to dismiss and/or transfer any action pursuant to Title 28 U.S.C. Section 1404 or 1406 (or any successor statute). In the event that the United States District Court for the District of Colorado does not have subject matter jurisdiction over any such matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in Arapahoe County, State of Colorado. The provisions of this Article shall survive expiration or termination of this Agreement (for any reason or no reason whatsoever) indefinitely.
          10.7. Headings; Severability; Customer Purchase Orders. All titles and headings in this Agreement are for reference purposes only and will not affect the meaning or construction of the terms of this Agreement. The parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provision and that the enforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. If any one or more of the provisions contained herein, or the application thereof to any person, entity, or circumstance, for any reason are held to be invalid, illegal, or unenforceable in any respect, then such provision(s) shall be enforced to the maximum extent permissible, and the remaining provisions of this Agreement shall be unaffected thereby and will remain in full force and effect. Customer agrees that any purchase order or other similar document that Customer may issue in connection with this Agreement will be for Customer’s internal purposes only and, therefore, even if acknowledged by EHC, will not in any way add to, subtract from, or in any way modify the terms and conditions of this Agreement.
          10.8. Assignment. Customer may not assign or otherwise transfer this Agreement or any or all of its rights and/or obligations under this Agreement to any third party without EHC’s prior written consent to such assignment or transfer, which consent may be withheld in the sole and absolute discretion of EHC for any reason or no reason. EHC may, at any time and from time to time in its sole and absolute discretion for any reason or no reason, assign this Agreement to an Affiliate of EHC in whole or in part without the consent of Customer, which consent shall not be required.

          10.9. Construction. Customer and EHC hereby represent, warrant, acknowledge and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, including without limitation any amendments hereto.
          10.10. Facsimile Signatures; Counterparts. This Agreement may be executed by facsimile and/or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          10.11. Trademarks. Nothing in this Agreement will be construed to give Customer any rights to use any EHC trademarks, service marks, or logos without the express prior written consent of EHC, which consent may be withheld for any reason or no reason in the sole and absolute discretion of EHC.
          10.12. Entire Agreement/Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. Except as otherwise expressly provided herein, no party shall be bound by any communications between them on the subject matter of this Agreement, unless the communication is: (i) in writing; (ii) bears a date contemporaneous with or subsequent to the date of this Agreement; and (iii) is signed by all parties to this Agreement. The parties specifically acknowledge there are no unwritten side agreements or oral agreements between the parties regarding the subject matter of this Agreement which alter, amend, modify or supplement this Agreement. In the event of any conflict or inconsistency between the terms and conditions set forth in the body of this Agreement and the terms and conditions set forth in any Attachment hereto, the terms and conditions set forth in the body of this Agreement shall control. In addition to any provisions of this Agreement that expressly survive termination or expiration, any provision of this Agreement that logically would be expected to survive termination or expiration, shall survive for a reasonable time period under the circumstances.
          10.13. No Offsets. In no event shall Customer or any of its Affiliates offset any amounts due to EHC or any of its Affiliates from Customer or any of its Affiliates for any reason, against amounts owed to Customer or any of its Affiliates by EHC or any of its Affiliates. If Customer and/or any of its Affiliates are indebted to EHC or any of its Affiliates for any reason, Customer and its Affiliates hereby acknowledge and agree that EHC and its Affiliates shall have the right, but not the obligation, to offset any such amounts due to EHC or its Affiliates from Customer or its Affiliates for any reason against any money otherwise due to Customer or its Affiliates from EHC or its Affiliates, as well as any and all amounts for which EHC and/or any of its Affiliates may become liable to third parties by reason of Customer’s and/or any of it’s Affiliates’ acts in performing or failing to perform, Customer’s and/or any of its Affiliates’ obligations under this Agreement or any other agreement. Further, EHC and/or its Affiliates may, but shall have no obligation to, withhold such sums from any monies due or to become due to Customer and/or its Affiliates under this Agreement and/or any other agreement or from funds or equipment to be paid or disbursed to Customer and/or its Affiliates pursuant to business dealings between the parties and/or their respective Affiliates not reflected in any contract, as EHC, at any time and from time to time in its sole and absolute discretion for any reason or no reason, deems necessary to protect EHC and/or any of its Affiliates from any loss, damage, or expense relating to or arising out of Customer’s or any of its Affiliates’ actions, inaction or performance under this Agreement or any other agreement, or in response to any claim or threatened claim of which EHC becomes aware concerning Customer or its Affiliates or the performance of Customer’s or any of its Affiliate’s duties under this Agreement or any other agreement. The provisions of this Article shall survive expiration or termination of this Agreement for any reason or no reason indefinitely.
ARTICLE XI.
Definitions
          The following definitions shall apply to all capitalized terms, whether used in the singular or plural form, which are not otherwise defined in this Agreement:
          “Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with another person or entity.
          “Business Preemptible Service” or “Business Preemptible Transponder” means a satellite service or transponder that is not entitled to restoration in the event it becomes a Transponder Failure and may be preempted at any time to restore: (i) a satellite failure; (ii) a Protected Service or Protected Transponder that becomes a transponder failure; (iii) any other service or transponder (including a Preemptible Service or Preemptible Transponder) experiencing technical difficulties or interference; or (iv) other service offerings of EHC or any of its Affiliates, including but not limited to mass move protection, construction and launch delay protection and launch failure protection. In addition, such Business Preemptible Service or Business Preemptible Transponder may be preempted for any other reason (including but not limited to, EHC’s desire to provide service on such Transponder to another customer).
          “End-of-Life” means the date on which, in EHC’s reasonable judgment, a satellite should be taken out of service because of insufficient fuel.
          “Fully Protected Service” means a satellite service that may not be preempted to restore another service, and if restoration thereof is needed as a result of a satellite failure or as a result of a transponder failure under circumstances in which no Protection Transponder is available on the satellite on which such satellite service is located, is entitled to restoration, subject to availability of facilities and to the conditions of the applicable contract, on another satellite.
          “Interruption” means any period during which a Transponder fails to meet the Transponder Performance Specifications set forth in Attachment A (or, following a reassignment or relocation pursuant to Section 3.3, the substantial equivalent thereof) and such circumstances preclude the use of the Transponder for its intended purpose.
          “Non-Preemptible Service” means a satellite service on which such service is provided that may not be preempted to restore another service and that is not itself entitled to be restored by preempting any other service or by using a Replacement Transponder or a vacant transponder.

          “Preemptible Service” or “Preemptible Transponder” means a satellite service or transponder that is not entitled to restoration in the event it becomes a Transponder Failure and may be preempted at any time to restore: (i) a satellite failure; (ii) a Protected Service or Protected Transponder that becomes a transponder failure; or (iii) other service offerings of EHC or any of its Affiliates, including but not limited to mass move protection, construction and launch delay protection and launch failure protection.
          “Protected Service” or “Protected Transponder” means a service or transponder that is entitled to preempt a Preemptible Service or Preemptible Transponder.
          “Protection Transponder” means a Replacement Transponder or Preemptible Transponder used to restore a Protected Service.
          “Replacement Date” means the date on which a Replacement Satellite is made capable of carrying communications traffic at the orbital location to which the Satellite is assigned and, following EHC testing and verification, EHC determines that such satellite is ready for commercial operation.
          “Replacement Satellite” means any replacement or successor to the then-current Satellite or to the Ku-band payload of the Satellite which is capable of carrying communications traffic at the orbital location to which the Satellite is assigned and providing performance substantially equivalent to the Transponder Performance Specifications set forth in Attachment A.
          “Replacement Transponder” means a spare transponder, which is accessible for purposes of providing restoration and which is capable of carrying communications traffic within the parameters as described in the transponder performance specifications for the transponder to be restored.
          “Reverse Contract Order” means, as to each service or transponder on the Satellite, in order from the latest date on which a binding agreement for the taking of such service has been executed by both a customer and EHC, to the earliest such date. If Reverse Contract Order is to be determined among more than one class of service, then Reverse Contract Order means first in order from the latest such date to the earliest such date among Business Preemptible Services, second in such order among Preemptible Services, third in such order among Non-Preemptible Services, fourth in such order among Transponder Protected Services and last in such order among Fully Protected Services. Notwithstanding the foregoing, any service being provided to the United States government or any department or agency thereof, whether through a prime contract or a subcontract, shall be deemed to have an earlier date of binding agreement than Customer hereunder.
          “Satellite” means the communications spacecraft designated [__________] to be operated by EHC or in accordance with Section 1.1, a Replacement Satellite. When used in the lower case, “satellite” means a domestic communications satellite operating in Ku-band.

          “Satellite Failure” means a satellite:
          1) on which one or more of the basic subsystems fail, rendering the use of the satellite for its intended purposes impractical, as determined by EHC in its reasonable business judgment, or on which more than one-half of the transponders on the payload are transponder failures; and
          2) that EHC has declared a failure.
          For purposes of this definition, a hybrid satellite with multiple band payloads shall be treated, at EHC’s option, either: (i) as a single satellite; or (ii) as though the multiple band payloads were located on separate satellites.
          “Transponder” means a Ku-band radio frequency transmission channel on the Satellite, used to provide service to Customer pursuant to the terms of this Agreement. Customer acknowledges and agrees that due to circumstances, including but not limited to the characteristics of Customer’s traffic, Customer’s ground segment configuration, and the characteristics of traffic on cross polarized transponders on the Satellite and of carriers on satellites in proximity to the Satellite, the entire bandwidth of the Transponder may not be usable by Customer for the operation of all types of carriers. When used in the lower case, “transponder” means a Ku-band radio frequency transmission channel on a communications satellite.
          “Transponder Authority” means all retransmission consents and any and all other consents, authorizations and approvals required by law or under contract and/or pursuant to any governmental action (including but not limited to any consent, authorization and/or approval required under the rules and regulations of the Federal Communications Commission) for Customer’s use of the Services, Satellite and/or Transponder.
          “Transponder Failure” means, with respect to any Transponder used to provide service to Customer under this Agreement, any of the following events:
          1) such Transponder fails to meet the Transponder Performance Specifications set forth in Attachment A (or, following a reassignment or relocation pursuant to Section 1.1 or Section 3.3, the substantial equivalent thereof) in any material respect for any period of five (5) consecutive days;
          2) twenty (20) or more creditable Interruptions of fifteen (15) minutes or more in duration shall occur within any ninety (90) consecutive days; or
          3) such Transponder shall fail to meet the Transponder Performance Specifications set forth in Attachment A (or, following a relocation or reassignment pursuant to Section 1.1 or Section 3.3, the substantial equivalent thereof) in any material respect for any period of time under circumstances that make it clearly ascertainable or predictable, based on satellite industry engineering standards, that a failure set forth in Paragraphs 1) or 2) above will occur.

          For the purpose of this definition, measurement of periods of failure hereunder shall commence when Customer has vacated its signal to permit verification of the existence of the failure by EHC.
          “Transponder Protected Service” means a satellite service that may not be preempted to restore another service, that is itself entitled to be restored by Protection Transponders on the same satellite in the event it becomes a Transponder Failure but that is not entitled to be restored if there is no such Protection Transponder available.

          IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date and year first above written.

ECHOSTAR HOLDING CORPORATION
By:
Name:
Title:

ECHOSTAR SATELLITE L.L.C.
By:
Name:
Title: